Exhibit 99.1

Cohu To Announce Second Quarter 2005 Results; Thermal IC Test Handler Demand
Remains Strong; UAE Contract Revenue Expected to Be Recognized in Q3

POWAY, Calif., June 23, 2005 — Cohu, Inc. (NASDAQ:COHU) will release results for the Second Quarter 2005 on Wednesday, July 20, 2005, following the close of markets, at 1:00 p.m. Pacific Time/4:00 p.m. Eastern Time.

A conference call to discuss Second Quarter 2005 results, along with management’s outlook, will follow at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time, Wednesday, July 20, 2005. The call will be broadcast simultaneously over the Internet. Interested investors should access the webcast at http://www.cohu.com and click on “Investor Information” at least five minutes before the call begins. The replay of the webcast will be available until October 20, 2005.

A replay will be available for 24 hours via phone after the completion of the call. The replay number (Toll Free) in the U.S is 1-877-660-6853 and (201) 612-7415 (International). The account number is 286. The Conference ID number is 159132.

James A. Donahue, President and Chief Executive Officer, stated, “According to data reported by SEMI, orders and book-to-bill ratios for the semiconductor test and assembly industry improved in April and May. Orders for our thermal test handlers remain strong and we’ve seen an increase in demand for general purpose pick and place systems.”

Donahue commented further, “We had previously reported our expectation that revenue from our $8.5 million contract with the United Arab Emirates Armed Forces would be recognized in the second quarter. We now expect this revenue to be recognized in the third quarter. Our equipment is performing well and we remain optimistic about additional opportunities for this technology.”

Certain matters discussed in this release, including statements concerning expectations of industry conditions, Cohu’s 2005 operations and its contract with the United Arab Emirates, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues in a limited number of customers; intense competition in the semiconductor test handler industry; inventory write-offs; failure to obtain customer acceptance and recognize revenue; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form
10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: John Allen — Investor Relations (858) 848-8106.